Exhibit 10.3

PREMISES PURCHASE AGREEMENT

THIS PREMISES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of May, 2026 (the “Effective Date”), by and between IIP-NY 2 LLC, a Delaware limited liability company (“Seller”), and 256 COUNTY ROUTE 117 PERTH LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S

A.            WHEREAS, Seller is the owner of the Property (defined below), which consists principally of a cannabis cultivation and processing facility, located in the Town of Perth, Fulton County, State of New York, having a street address of 256 County Route 117, Perth, New York.

B.            Buyer desires to purchase the Property from Seller, and Seller desires to sell the Property to Buyer, on the terms and conditions hereinafter documented.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

1.             Purchase and Sale. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property on the terms and conditions hereinafter set forth.

1.1            Property. As used herein, the “Property” means, collectively, all right, title and interest of Seller in and to (a) that certain land described in Exhibit “A”, together with all easements, rights-of-way, and appurtenances benefiting such land (the “Land”), (b) all improvements, structures and fixtures now or on the Closing Date (as hereinafter defined) located upon the Land (the “Improvements”), (c) all tangible personal property now or on the Closing Date located on or used in connection with the Land and Improvements (the “Personal Property”), (d) all Service Agreements described in Exhibit “B” (the “Service Agreements”), if any, (e) that certain Lease Agreement dated October 23, 2017 with Vireo Health of New York, LLC, a New York limited liability company, as tenant (“Tenant”), and Seller, as landlord (as amended and assigned, the “Lease Agreement”), and (f) to the extent assignable, all governmental permits, licenses and approvals, warranties and guarantees that Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements or the Land, and other intangible personal property related to the Land, Improvements or Personal Property (the “Intangible Property”).

2.             Purchase Price. The purchase price (the “Purchase Price”) shall be Eighty-Eight Million Five Hundred Thousand and No/100 Dollars ($88,500,000.00).

3.             Payment of Purchase Price. The Purchase Price shall be paid to Seller by Buyer as follows:

3.1            Closing Payment. The Purchase Price, as adjusted by the Seller Loan (defined below) and by the prorations and credits specified herein, shall be paid to Settlement Corp, at its offices at 5301 Wisconsin Avenue, N.W. #310, Washington DC 20015, Attn: Todd Deckelbaum, phone: [***]; email: [***] (which company, in its capacity as escrow holder hereunder, is called “Escrow Agent”) by wire transfer of immediately available federal funds (through the escrow described in Section 5) on the Closing Date (the amount to be paid under this Section 3.1 being herein called the “Closing Payment”).

3.2            Seller Financing. Seller shall provide to Buyer at Closing, Seller financing (the “Seller Loan”) pursuant to the following terms and conditions:

 3.2.1            The Seller Loan shall be in a principal amount equal to the Purchase Price, as adjusted by the prorations and credits specified herein, less Thirty Million Dollars ($30,000,000.00) or such other amount as may be agreed upon in writing by Buyer and Seller.

 3.2.2            The Seller Loan shall bear interest at a rate of fifteen percent (15%) per annum on the unpaid balance, and Buyer shall pay monthly payments of the accrued interest until the maturity date.

 3.2.3            The maturity date of the Seller Loan shall be one (1) year after the Closing Date; provided, however, that (i) the Seller Loan shall be prepayable in whole or in part at any time without penalty, and (ii) so long as there is no default beyond applicable cure periods under the Loan Documents (as hereinafter defined), Buyer shall have two (2) options to extend the maturity date of the Seller Loan for a period of one (1) year each on the same terms, subject to and contingent upon Buyer delivering to Seller an extension fee equal to one percent (1%) of the then-unpaid principal balance of the Seller Loan.

 3.2.4            Buyer shall execute a promissory note in favor of Seller (the “Note”) in the form attached hereto as Exhibit “H”, and the Note shall be secured by Buyer granting to Seller a first priority lien in the Property, which shall be perfected by recording a mortgage, assignment of rents and security agreement (the “Mortgage”) in the form attached hereto as Exhibit “I”, against the Property and filing any appropriate financing statements. The Note, Mortgage, the Guaranty (defined below), and any other customary loan and ancillary documents executed in connection therewith are collectively referred to herein as the “Loan Documents”.

 3.2.5            Buyer's obligations under the Note, Mortgage and any other Loan Documents shall be unconditionally guaranteed by Vireo Growth Inc., a British Columbia, Canadian corporation, pursuant to a separate guaranty (the “Guaranty”) in the form attached hereto as Exhibit “J”.

 3.2.6            Buyer’s obligations under the Loan Documents shall be cross-defaulted with any Additional Lease Agreements (as defined in the Lease Agreement) between Seller, Tenant or their respective affiliates; provided, however, that any cross-default shall be subject to applicable notice and cure periods under such Additional Lease Agreements.

 3.2.7            Seller’s Loan Documents shall permit Buyer to grant a second priority mortgage and security interest in the Property to Buyer’s lender providing any Outside Financing (defined below) (the “Second Lien Mortgage”), subject to the lender providing such Outside Financing entering into a commercially reasonable form of intercreditor agreement with Seller pursuant to which such lender agrees that its claim on the Property is secondary to Seller’s claim.

 3.2.8            As a condition to Seller’s obligation to provide the Seller Loan, the Title Company shall be irrevocably and unconditionally committed to issuing to Seller at Closing an extended coverage lender’s title insurance policy (“Lender’s Title Policy”) with coverage in the principal amount of the Seller Loan and including the Title Endorsements required by Seller, indicating that Seller has a vested first priority lien on the Property pursuant to the Mortgage and in form and substance as otherwise reasonably approved by Seller.

4.             Conditions Precedent. The obligation of Buyer to purchase, and Seller to sell the Property as contemplated by this Agreement is subject to satisfaction of each of the following respective conditions precedent (any of which may be waived prior to Closing only in writing and only by the party in whose favor such condition exists) on or before the applicable date specified for satisfaction of the applicable condition. If any of such conditions is not fulfilled (or so waived in writing) pursuant to the terms of this Agreement, then the party in whose favor such condition exists may terminate this Agreement and, in connection with any such termination made in accordance with this Section 4, Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, survive such termination and without releasing any party for a breach or default occurring prior to such termination).

4.1            Title Matters.

 4.1.1            Title Commitment. Buyer shall have the right, at Buyer’s sole cost and expense, to obtain a title commitment covering the Property (“Title Commitment”) from Stewart Title Guaranty Company (which company, in its capacity as title insurer hereunder, is herein called the “Title Company”). In addition, Buyer shall have the right, at Buyer’s sole cost and expense, to obtain a current ALTA/ACSM survey of the Property (“Survey”). Seller shall reasonably cooperate with Buyer’s surveyor in connection with the preparation of the Survey, including by assisting with providing access to the Property (to the extent not already available to Buyer), subject to the rights of Tenant under the Lease Agreement, and executing such authorization letters as may be reasonably required by Buyer’s surveyor, provided that Seller shall not be obligated to incur any cost, expense, or liability in connection therewith. If Buyer shall fail to deliver the Termination Notice (defined below) on or before the end of the Due Diligence Period (defined below), then Buyer shall be deemed to have approved the typed exceptions to title shown on Schedule “B” of the Title Commitment and the matters disclosed on the Survey. In the event any updated Title Commitment reflects any new or additional exceptions to title or survey matters, then Buyer shall notify Seller and the removal of said new exception or Buyer’s approval of such new matter shown on or before the Closing shall be a condition precedent to Buyer’s obligation to purchase the Property. Unless Buyer gives written notice that it disapproves any such additional exceptions to title or survey matters, stating the exceptions so disapproved, on or before the later to occur of the expiration of the Due Diligence Period or five (5) business days after receipt of written notice thereof (but not later than the Closing Date), Buyer shall be deemed to have approved said additional exceptions or survey matters. If, for any reason, on or before the Closing Date, Seller does not cause any exceptions to title or survey matters which Buyer disapproves (to the extent Buyer is permitted hereunder to so disapprove) to be removed at no cost or expense to Buyer (Seller having the right but not the obligation to do so), then a condition to Buyer’s obligation to close shall not have been satisfied and the obligation of Buyer to buy the Property as herein provided shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive a termination of this Agreement). Notwithstanding the foregoing provisions of this Section 4.1.1, Seller shall be obligated to cause the release of any “Seller Encumbrances” (which, as used herein, means (i) any monetary liens created or resulting directly or indirectly by Seller’s actions or omissions (including, without limitation, mortgages and deeds of trust), and (ii) any lis pendens or judgment liens arising as a result of Seller’s actions, that encumber the Land and Improvements, other than mechanics liens arising from the failure of Buyer to pay its bills or as a result of any default by Tenant under the Lease Agreement). Seller may use the Purchase Price to effectuate such release concurrently with the Closing. For the avoidance of doubt, “Seller Encumbrances” shall not include and Seller shall have no obligation to cause the release of the following (collectively, “Permitted Liens”): (x) any lien for current real property taxes and assessments not yet due and payable and for delinquent taxes as a result of Tenant’s default under the Lease Agreement); (y) any lien or encumbrances granted or entered into by or directly resulting from the acts or omissions of Tenant or Buyer or their respective affiliates, employees or agents; or (z) any lien or encumbrance resulting from a default by Tenant under the Lease Agreement or otherwise expressly consented to and approved by Tenant or Buyer or that Tenant requested Seller enter into or grant with respect to the Property. Buyer shall not have any right to disapprove of, object to or otherwise terminate this Agreement as a result of any Permitted Lien.

 4.1.2            Title Contingency. A condition precedent to Buyer’s obligation to purchase the Property shall be the irrevocable and unconditional written agreement of Title Company to record the “Deed” (defined below) on the Closing Date and to issue to Buyer effective as of the date and time the deed is recorded, an ALTA 2021 Form extended coverage owner’s title insurance policy (“Owner’s Policy”), or equivalent form acceptable to Buyer, with coverage in the amount of the Purchase Price and dated as of the date and time the Deed is recorded, indicating title to the Land (including any easements described herein for the benefit of the Property) and Improvements to be vested of record in Buyer, subject solely to the “Permitted Exceptions” (as defined below), and including the “Title Endorsements” (as defined below). As used herein:

“Permitted Exceptions” means the following: (1) the lien of any real estate taxes and assessments for the “Current Tax Year” (as defined below) and subsequent periods; (2) such other matters set forth in the Title Commitment or Survey which are approved or deemed approved by Buyer during the Due Diligence Period; and (3) at Closing, the lien of the Mortgage and the Second Lien Mortgage (subject to the parties entering into an intercreditor agreement per the terms herein and in the Seller’s Loan Documents).

“Title Endorsements” means the endorsements included in any title commitment or proforma or specimen policy issued by the Title Company which Buyer may request include the following endorsements: (a) ALTA 3.1 Zoning; (b) ALTA 8.2 Commercial EPL; (c) ALTA 9.2 CCRs; (d) ALTA 9.9 Private Rights; (e) ALTA 17 Access and Entry; (f) ALTA 17.2 Utility Access; (g) ALTA 18.3 Tax Parcel with PIN; (h) ALTA 19.1 Contiguity; (i) ALTA 22 Location; (j) ALTA 25 Same As Survey; (k) ALTA 26 Subdivision; (l) ALTA 28.1 Encroachments – Boundaries and Easements; (m) Water Rights; (n) Mineral Rights; (o) Deletion of Arbitration; and (p) Fairway.

4.2            Due Diligence Reviews. Except for title and survey matters (which shall be governed by the provisions of Section 4.1 above) and subject to the limitations herein, Buyer shall have until Closing (the period beginning on the date hereof and ending on such date being herein called the “Due Diligence Period”) within which to perform and complete all of Buyer’s noninvasive due diligence examinations, reviews and inspections of all matters pertaining to the Property, including all Service Contracts, if any, all physical, environmental (including obtaining a current Phase I Environmental Site Assessment and subject to Seller’s approval, a current Phase II Environmental Site Assessment (which approval shall not be unreasonably withheld if recommended by the Phase I) prepared by a third-party environmental consultant), zoning (including obtaining a current zoning report of the Property prepared by a third party zoning consultant) and compliance matters and conditions respecting the Property, provided Seller shall have the right to have its own personnel and consultants present during any such inspections. During the Due Diligence Period, subject to the limitations set forth herein and the Tenant’s rights under the Lease Agreement, Seller shall provide Buyer with reasonable access to the Property and its files relating to the Property upon reasonable advance notice and shall also provide to Buyer copies of such Service Contracts and other contracts as Buyer shall reasonably request, all upon reasonable advance notice. Moreover, Seller shall reasonably cooperate (a) with Buyer’s third party zoning consultant in connection with the preparation of any zoning report, and (b) with Buyer’s third party environmental consultant in connection with the preparation of any environmental report; provided that in either case, Seller shall not be obligated to incur any cost, expense, or liability in connection therewith. During any inspections on the Property conducted by or on behalf of Buyer pursuant to this Agreement, Buyer and/or its agents and consultants entering upon and performing such inspections of the Property shall maintain public liability insurance policies having coverage limits of no less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) annual aggregate with Seller named as an additional insured. Without Seller’s prior consent, Buyer shall not conduct any invasive testing at the Property. If any mechanic’s or materialman’s liens or claim of lien or any other lien, claim, judgment or other encumbrance shall be filed against the Property or any part thereof or against Seller’s interest therein as a result of any labor performed or materials or services furnished to or on behalf of Buyer, Buyer shall, promptly after receipt of notice of the filing thereof, cause the same to be vacated and discharged of record, by payment, bond or otherwise, all of which shall be at Buyer’s sole cost and expense. Buyer shall promptly repair and restore the Property in the event that any inspection or test performed by Buyer requires or results in any damage to the Property and shall leave the Property in substantially the condition it existed prior to such damage; provided, however, that Buyer shall have no obligation to repair, restore, or remediate any pre-existing condition of the Property that is merely discovered by Buyer during such inspection or testing. For the avoidance of doubt, the foregoing shall not be deemed a waiver or modification of any of the Tenant’s obligations under the Lease.

 4.2.1            Indemnity; Review Requirements. Buyer will indemnify, defend, and hold Seller and its affiliates and the Property harmless from and against any mechanics’ liens, personal injury (including death) or physical property damage (or any liability, damage, loss, cost or expense resulting therefrom) caused by Buyer or its employees, agents or contractors in the conduct of its due diligence examinations, reviews and inspections (other than that arising from the discovery of preexisting conditions). The foregoing obligation shall survive any termination of this Agreement. In the event of any termination hereunder (other than by reason of Seller’s default), Buyer shall return all documents and other materials furnished by Seller hereunder and at Seller’s written request and upon reimbursement of Buyer’s actual, documented costs incurred in connection therewith, Buyer shall promptly deliver to Seller true, accurate and complete copies of any written reports relating to the Property prepared for or on behalf of Buyer by any third party. Prior to Closing, Buyer shall maintain the confidentiality of all information or data received from Seller in connection with any of the inspections, reviews or examinations; provided, however, that (x) such information or data may be disclosed by Buyer to the extent required by law and to Title Company, surveyors, and Buyer’s attorneys, accountants, representatives, consultants, agents and actual and prospective lenders and all investors provided Buyer instructs each such person or entity to maintain such confidentiality, and (y) the foregoing confidentiality restriction shall not apply to any information or data that is available to Buyer from any other source (other than by reason of a breach by Buyer of such confidentiality restriction).

 4.2.2            Termination Right. At any time on or before the last day of the Due Diligence Period, Buyer may, in its absolute and sole discretion, for any reason or no reason, give written notice (the “Termination Notice”) to Seller electing to terminate this Agreement, whereupon a condition to Buyer’s obligation to close shall not be satisfied and this Agreement, and the obligations of the parties hereunder, shall terminate (in which event neither party shall have any further obligations hereunder other than those obligations that expressly survive a termination of this Agreement). If Buyer fails to deliver the Termination Notice to Seller prior to the expiration of the Due Diligence Period, then Buyer shall have no further right to terminate this Agreement pursuant to this Section 4.2.2. Notwithstanding any provision herein to the contrary, in the event that Buyer terminates this Agreement (other than as a result of a Seller default), then Seller shall be entitled to receive reimbursement from Buyer for Seller’s Loan Costs (defined below).

4.3            Buyer’s Additional Financing. Buyer shall have the right, but not the obligation, to obtain additional third-party financing (the “Outside Financing”) to fund all or a portion of the Closing Payment; provided, however, that Buyer’s obligation to close hereunder is not conditioned upon Buyer obtaining any Outside Financing and such Outside Financing shall be subordinate in all respects to the Loan Documents and if required by Seller, shall be subject to Seller and the lender of such Outside Financing entering into a commercially reasonable form of intercreditor agreement pursuant to which such lender agrees that its claim on the Property is secondary to Seller’s claim.

4.4            Performance by Seller. The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date shall be a condition precedent to Buyer’s obligation to purchase the Property. Without limitation on the foregoing, in the event that the Seller Closing Certificate (as hereinafter defined) shall disclose any material exception to the representations and warranties of Seller contained in this Agreement or any certificate delivered by Seller in connection herewith which are not otherwise permitted or contemplated by the terms of this Agreement, then Buyer shall have the right to terminate this Agreement upon prior written notice to Seller.

4.5            Performance by Buyer. The performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by Buyer prior to or on the Closing Date shall be a condition precedent to Seller’s obligation to sell the Property (except that Buyer’s delivery of the Closing Payment shall not be a condition to Seller’s obligation to execute and deliver the documents described in Sections 5.1 and 5.2 so long as Buyer is ready, willing and able to deliver the Closing Payment upon satisfaction of the conditions to its obligations to close). Without limitation on the foregoing, in the event that the Buyer Closing Certificate (as hereinafter defined) shall disclose any material exception to the representations and warranties of Buyer contained in this Agreement or any certificate delivered by Buyer in connection herewith which are not permitted or contemplated by the terms of this Agreement, then Seller shall have the right to terminate this Agreement upon prior written notice to Buyer.

4.6            AS-IS; WHERE IS CONDITION. WITH RESPECT TO CLAUSES (a) THROUGH (d) BELOW, EXCEPT IN THE CASE OF A BREACH BY SELLER OF THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AND EXCEPT FOR SELLER’S BREACH OF ITS COVENANTS SET FORTH HEREIN:

(a)            SELLER IS NOT MAKING, AND HAS NOT AT ANY TIME MADE, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSES, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF SELLER’S DELIVERIES OR ANY OTHER INFORMATION BY OR ON BEHALF OF SELLER OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY.

(b)            UPON CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL ACCEPT, THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS.” BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN. ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO BUYER, OR OTHERWISE MADE AVAILABLE TO BUYER, IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BUYER SHALL BE AT THE SOLE RISK OF BUYER EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN. NEITHER SELLER, NOR ANY AFFILIATE OF SELLER, NOR THE PERSON OR ENTITY WHICH PREPARED ANY REPORT OR REPORTS MADE AVAILABLE BY SELLER TO BUYER SHALL HAVE ANY LIABILITY TO BUYER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORT. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS.”

(c)            BUYER REPRESENTS AND COVENANTS TO SELLER THAT BUYER HAS OR WILL CONDUCT DURING ITS DUE DILIGENCE PERIOD SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CUMULATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON THE SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN.

(d)            UPON CLOSING, BUYER SHALL AUTOMATICALLY ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS.

5.             Closing Procedure. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures (or their electronic counterparts), or at such other place as Seller and Buyer may mutually agree upon in writing. As used herein, “Closing Date” means May 26, 2026, or such earlier date as may be agreed upon by Seller and Buyer. The Closing shall be deemed to be effective as of 12:01 AM ET on the Closing Date. The Closing Date is subject to extension as set forth in Section 5.1.

5.1            Escrow. On or before 4:00 p.m. Eastern time on the Closing Date, the parties shall deliver to Escrow Agent the following: (1) by Seller, a duly executed and acknowledged original warranty deed (the “Deed”) in the form of Exhibit “C”, and (2) by Buyer, a duly executed and acknowledged Mortgage and the Closing Payment in immediately available federal funds. If the Closing Payment is received on the Closing Date but after 4:00 p.m. Eastern time, then the Closing Date shall be changed to the next business day. Such delivery shall be made pursuant to escrow instructions (“Escrow Instructions”) to be executed by Escrow Agent and the Title Company and approved by Buyer and Seller, respectively (each party may have its own separate Escrow Instructions with Escrow Agent and the Title Company). The conditions to the closing of such escrow shall include the Escrow Agent’s receipt of the Closing Payment and a notice (which may be by email) from each of Buyer and Seller (or their respective counsel on their behalf) authorizing Title Company to close the transactions as contemplated herein (each of Buyer and Seller being obligated to deliver such authorization notice on the Closing Date as soon as it is reasonably satisfied that the other party is in a position to deliver the items to be delivered by such other party under Section 5.2 below).

5.2            Delivery to Parties. Upon the satisfaction of the conditions set forth in the Escrow Instructions, then (x) the Deed shall be delivered to Buyer and the Mortgage shall be delivered to Seller by Escrow Agent depositing the same for recordation, (y) the Closing Payment shall be delivered by Escrow Agent to Seller and (z) on the Closing Date, the following items shall be delivered:

 5.2.1            Seller Deliveries. Seller shall deliver to Buyer the following:

     (a)            A duly executed bill of sale, assignment and assumption agreement (“Assignment and Assumption Agreement”) from Seller with respect to the tangible and intangible personal property included in the Property (including the Lease Agreement and any applicable Service Agreements) in the form of Exhibit “D”;

     (b)            A duly executed certificate of Seller (the “Seller Closing Certificate”) in the form of Exhibit “E” updating the representations and warranties contained in Section 7.1 hereof to the Closing Date and noting any changes thereto;

     (c)            A duly executed certificate of “non-foreign” status in the form of Exhibit “F” from Seller and any required state withholding or non-foreign status certificate;

     (d)            Evidence reasonably satisfactory to Buyer and Title Company respecting the due organization of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder;

     (e)            To the extent they are then in Seller’s possession, and have not theretofore been delivered to Buyer (or were not provided by Tenant to Seller): (i) any plans and specifications for all Improvements on the Property; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the improvements on the Property; (iii) all keys and other access control devices for all improvements on the Property; and (iv) originals of all Service Agreements, if any, that will remain in effect after the Closing; and

     (f)             Such additional documents as may be reasonably required by Buyer and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).

 5.2.2             Buyer Deliveries. Buyer shall deliver to Seller the following:

     (a)            A duly executed and acknowledged Assignment and Assumption Agreement;

     (b)            A certificate of Buyer (the “Buyer Closing Certificate”) in the form of Exhibit “G” updating the representations and warranties contained in Section 7.2 hereof to the Closing Date and noting any changes thereto;

     (c)            The duly executed and acknowledged, as applicable, Loan Documents;

     (d)            Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder (including the Loan Documents); and

     (e)            Such additional documents as may be reasonably required by Seller and Title Company in or to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

5.3            Closing Costs. The Closing costs shall be paid as follows:

5.3.1             Seller. Seller shall pay the following costs and expenses in connection with the transaction contemplated by this Agreement:

     (a)            All recording fees for releasing any liens on the Property that Seller is obligated to remove hereunder; and

     (b)            Excluding the Seller Loan Costs (as defined below) to be paid by Buyer, any and all costs incurred by Seller in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ or consultancy fees.

 5.3.2            Buyer. Buyer shall pay the following costs and expenses in connection with the transaction contemplated by this Agreement:

     (a)            All of Escrow Agent’s settlement and escrow fees;

     (b)            Recording fees for the recording of the Deed;

     (c)            All state, county and city transfer taxes payable, if any, in connection with the transfer contemplated hereby (“Transfer Taxes”), including any Transfer Taxes imposed by law on a purchaser or customarily paid by a purchaser;

     (d)            Recording fees and mortgage recording taxes in connection with the Mortgage;

     (e)            The title insurance premium for the Owner’s Policy and any endorsements to the Owner’s Policy;

     (f)             Any out-of-pocket attorneys’ fees and legal costs, and any other costs actually incurred by Seller in connection with the preparation and negotiation of the Loan Documents and the actual cost of any UCC- financing statement filings and the cost of the survey and zoning report paid by Seller and required for survey and zoning endorsements to Lender’s title policy not to exceed in the aggregate the sum of (i) Fifty Thousand and No/100 Dollars ($50,000.00), plus (ii) the cost of any mortgage taxes and recording charges incurred by Seller relating to the Seller Loan, plus (iii) the title insurance premium for the Lender’s Policy and any Title Endorsements to the Lender’s Policy required by Seller (collectively, “Seller’s Loan Costs”); and

     (g)            Any and all costs incurred by Buyer in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ or consultancy fees.

5.4            Prorations and Credits. Buyer acknowledges that Tenant is responsible for all expenses arising out of the Property prior to and after the Closing Date pursuant to the Lease, Accordingly, only the following credits and prorations shall be made between Seller and Buyer as of the beginning of the Closing Date (on the basis of the actual number of days elapsed over the applicable period):

 5.4.1            The rent and estimated reimbursements for insurance received by Seller under the Lease for the month in which the Closing occurs shall be prorated between Buyer and Seller as of the Closing Date; and

 5.4.2            Buyer shall be entitled to a credit against the Purchase Price at Closing in an amount equal to, any other prepaid rent for periods after the Closing Date and any refundable security deposit (to the extent the foregoing was made by the Tenant under the Lease Agreement and was not applied or forfeited prior to the Closing Date).

 5.4.3            In the event that there is any rent due and owing by Tenant under the Lease, Seller shall be entitled to a credit at Closing in an amount equal to the rent due and owing for the period prior to the Closing Date, and following the Closing, Buyer shall be entitled to collect any such rent from Tenant pursuant to the Lease.

 5.4.4            Calculation. Any items which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data when available and reprorated when the information is available. In the event any prorations or apportionments made under this Section 5.4 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same provided a written request identifying the error in reasonable detail is given to the other party no later than twelve (12) months after the Closing.

6.             Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the improvements on the Property are damaged or destroyed, then Seller shall be obligated to deliver and assign to Buyer, upon consummation of the transaction herein provided, all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty (except to the extent required for any deductible, collection costs or repairs by Seller prior to the Closing Date), as applicable. In connection with any assignment of insurance proceeds hereunder, Buyer shall not be credited with an amount equal to the applicable deductible amount under Seller’s insurance, it being understood that such cost is the Tenant’s responsibility under the Lease. If the condemnation award or the cost of repair of damage to the Property, as applicable, is reasonably likely to exceed $1,500,000.00 or is reasonably likely to require more than sixty (60) days to restore, or to have a material, adverse effect on access to or parking for the Property, then Buyer may, at its option terminate this Agreement by notice to Seller, given on or before the Closing Date.

7.             Representations and Warranties.

7.1            Representations and Warranties of Seller.

 7.1.1            General Disclaimer. Except as specifically set forth in Section 7.1.2 below, the Deed and the Assignment and Assumption Agreement, the sale of the Property hereunder is and will be made on an “AS IS, WHERE IS” basis, without representations and warranties of any kind or nature, express, implied or otherwise, including any representation or warranty concerning title to the Property, the physical condition of the Property (including the condition of the soil or the Improvements), the environmental condition of the Property (including the presence or absence of hazardous substances on or respecting the Property), the compliance of the Property with applicable laws and regulations (including zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Buyer acknowledges that, during the Due Diligence Period, Buyer will examine, review and inspect all matters which in Buyer’s judgment bear upon the Property and its value and suitability for Buyer’s purposes. Except as to matters specifically set forth in Section 7.1.2 below, the Deed and the Assignment and Assumption Agreement, Buyer will proceed with the closing contemplated hereby solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Owner’s Policy.

 7.1.2            Limited Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

     (a)            Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller is and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller. Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of New York, and is qualified to do business in the State of New York. Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party.

     (b)            Consents; No Conflict. Seller has obtained all consents and permissions related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, or applicable laws. Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable law affecting or relating to Seller or the Property.

     (c)            OFAC. Neither Seller nor any of Seller's affiliates, nor any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.

7.2            Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller: (1) this Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer; (2) Buyer is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware; and Buyer is duly authorized and qualified to do all things required of it under this Agreement; and (3) Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).

7.3            Survival. Any cause of action of a party (the “Benefiting Party”) under this Agreement for a breach of the representations and warranties or any other provision in this Agreement or any certificate delivered in connection herewith by the other party (the “Obligated Party”) shall survive until the date that is twelve (12) months after the Closing Date (the period beginning on the date hereof and ending on such date being herein called the “Survival Period”), at which time such representations and warranties and other provisions (and any cause of action resulting from a breach thereof) shall terminate except as to any breach with respect to which the Benefiting Party gives the Obligated Party written notice (identifying such breach with reasonable detail) on or before the date that is twelve (12) months after the Closing Date. Notwithstanding the foregoing if a Benefiting Party shall have knowledge as of the date of this Agreement that any of the representations or warranties of the Obligated Party contained herein or in any certificate delivered in connection herewith are false or inaccurate, then the Obligated Party shall not have any liability or obligation respecting such false or inaccurate representations or warranties (and any cause of action resulting therefrom shall terminate upon the Closing).

8.             Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement:

8.1            Maintenance and Operation. Buyer acknowledges that Seller, as the landlord under the Lease, leases the Property to Tenant and Tenant is responsible for, among other things, its repair, upkeep and maintenance. Accordingly, Seller has not undertaken to either manage or operate the Property in any particular way prior to Closing or to deliver the Property in any particular condition. Without limitation of the foregoing, Seller shall use reasonable efforts to maintain its current insurance.

8.2            Service Agreements. Seller shall not enter into, materially modify or terminate any Service Agreements relating to the Property that would be binding upon the Property or Buyer after the Closing Date without the prior consent of Buyer.

8.3            Leases. Seller shall not enter into any new leases relating to the Property without Buyer’s prior written consent.

8.4            Access to the Property. Seller hall continue to give Buyer access to the Property in accordance with and subject to the provisions of Section 4.2.

8.5            Encumbrances. Seller shall not encumber the Property with any mortgages, deeds of trust or other encumbrances, except for the Mortgage at Closing.

9.             Default Remedies.

9.1            If the transaction herein provided shall not close by reason of Seller’s default under this Agreement or the failure of satisfaction of the conditions benefiting Buyer under Section 4 or the termination of this Agreement in accordance with Section 4 or 6, then no party shall have any further obligation or liability to the other (except under those provisions of this Agreement that expressly survive a termination of this Agreement); provided, however, if the transactions hereunder shall fail to close by reason of Seller’s default, then Buyer shall be entitled to either (1) specifically enforce this Agreement or (2) terminate this Agreement and obtain reimbursement by Seller of Buyer’s actual out-of-pocket costs paid in connection with the transactions hereunder (such reimbursement not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate) but no other action, for damages or otherwise, shall be permitted (except that, if specific performance is not available due to Seller’s willful default, there will be no limit on Buyer’s right to damages hereunder).

9.2            IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL NOT CLOSE BY REASON OF BUYER'S DEFAULT IN ITS OBLIGATION TO CLOSE THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT (ALL CONDITIONS BENEFITING BUYER UNDER SECTION 4 HAVING BEEN SATISFIED OR WAIVED IN WRITING), THEN SELLER SHALL BE ENTITLED TO terminate this Agreement and OBTAIN REIMBURSEMENT BY BUYER OF SELLER’S ACTUAL OUT-OF-POCKET COSTS PAID IN CONNECTION WITH THE TRANSACTIONS HEREUNDER (SUCH REIMBURSEMENT NOT TO EXCEED ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) IN THE AGGREGATE), but no other action, for damages or otherwise, sHALL BE PERMITTED. SUCH REIMBURSEMENT SHALL BE DELIVERED TO SELLER AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT, AND IN SUCH EVENT, BUYER SHALL NOT BE LIABLE TO SELLER FOR MONETARY DAMAGES EXCEPT FOR SUCH REIMBURSEMENT (AND AS PROVIDED UNDER THOSE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT). IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S BREACH OR DEFAULT. IN THE EVENT THE SALE CONTEMPLATED HEREBY SHALL NOT BE CONSUMMATED ON ACCOUNT OF BUYER’S DEFAULT, THEN THE REIMBURSEMENT BY BUYER OF SELLER’S ACTUAL OUT-OF-POCKET COSTS PAID IN CONNECTION WITH THE TRANSACTIONS HEREUNDER, NOT TO EXCEED ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) IN THE AGGREGATE SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT.

10.           Indemnification. Effective as of the Closing, Buyer shall indemnify, defend and hold the Seller harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, criminal or civil actions, forfeiture seizures, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same of any kind or nature that arise from the Buyer’s ownership and/or occupancy of the Property following the Closing.

11.           Miscellaneous.

11.1          Brokers.

 11.1.1          Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, in connection with the sale contemplated by this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The indemnification obligations under this Section 11.1.1 shall survive the closing of the transactions hereunder or the earlier termination of this Agreement until the expiration of the Survival Period, at which time such obligations (and any cause of action hereunder not then in litigation) shall terminate.

11.2          Survival. Except as otherwise expressly provided herein, all warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the Closing and the transfer and conveyance of the Property hereunder and any and all performances hereunder.

11.3          Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

11.4          Cumulative Remedies. Except as otherwise expressly herein provided, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

11.5          No Waiver. No waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default. Closing shall constitute a waiver of any condition to Closing, but shall not constitute a waiver of liability for a breach occurring prior to Closing.

11.6          Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder must be in writing to be effective and may be given or withheld in the sole and absolute discretion of such party.

11.7          Press Releases. Any press release issued with respect to the transactions contemplated by this Agreement shall be subject to the prior approval of Buyer and Seller, such approval not to be unreasonably withheld.

11.8          Modification. This Agreement may not be modified or amended except by written agreement signed by Seller and Buyer.

11.9          Matters of Construction.

11.9.1           Incorporation of Exhibits. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

 11.9.2          Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.

 11.9.3          Non-Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday or federal or New York state holiday.

 11.9.4          Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

 11.9.5          Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. The captions and headings of the Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. Each party acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel, (b) is the product of negotiations between the parties, and (c) shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of this Agreement is to not to be resolved against Seller or Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

 11.9.6          Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW).

 11.9.7          Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party, and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

11.10        No Recordation. In no event shall this Agreement or any document or memorandum related to the subject matter of this Agreement be recorded without the prior written consent of Seller.

11.11        Effectiveness of Agreement. In no event shall any draft of this Agreement create any obligations or liabilities, it being intended that only a fully executed and delivered copy of this Agreement will bind the parties hereto.

11.12        No Joint Venture. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of the seller and buyer specifically established hereby.

11.13        Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder); provided, however, that Seller hereby consents to the assignment by Buyer of its interest in this Agreement to an entity controlled by or under common control with Buyer, provided Buyer gives Seller prior written notice of the same. No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

11.14        Notices. Any notice or other communication permitted or required to be given hereunder shall be in writing, and shall be delivered (a) personally, (b) by United States registered or certified mail, postage prepaid, (c) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (d) by facsimile or a PDF or similar attachment to an email. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given).

TO BUYER:

256 COUNTY ROUTE 117 PERTH LLC, c/o Vireo Growth Inc. 207 South 9th Street Minneapolis, MN 55402 Attention: Sean Apfelbaum, General Counsel Telephone: [***] E-mail: [***]

With Copy To:

Eversheds Sutherland (US) LLP 227 West Monroe Street, 60th Floor, Chicago, IL 60606 Attention: Marc A. Benjamin Telephone: [***] E-mail: [***]
TO SELLER:

IIP-NY 2 LLC 11440 West Bernardo Court, Suite 100 San Diego, California 92127 Attn: Legal Telephone: [***] E-mail: [***]

Service of any such notice so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by printed confirmation if by facsimile (provided that if any notice or other communication to be delivered by facsimile or email attachment as provided above cannot be transmitted because of a problem affecting the receiving party’s facsimile machine or computer, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier. The attorneys for any party hereto shall be entitled to provide any notice that a party desires to give or is required to give hereunder.

11.15            Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if any party hereto brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement or any document executed in connection with this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred from the non-prevailing party. The foregoing includes reasonable attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. This Section shall survive any termination of this Agreement.

11.16            Counterparts; Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of an executed counterpart of this Agreement via Docusign or as a PDF or similar attachment to an email shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

IIP-NY 2 LLC,
a Delaware limited liability company

By:	IIP Operating Partnership, LP, its sole member

	By:	Innovative Industrial Properties, Inc., its general partner

		By:	/s/ David Smith
Name: David Smith
Title: Chief Financial Officer

[Signature page to Premises Purchase Agreement]

BUYER:

256 COUNTY ROUTE 117 PERTH LLC,
a Delaware limited liability company

By:	/s/ John Mazarakis
Name: John Mazarakis
Title: Chief Executive Officer

[Signature page to Premises Purchase Agreement]

EXHIBIT LIST

“A”	-	Description of Land

“B”	-	Service Agreements

“C”	-	Form of Deed

“D”	-	Form of Assignment and Assumption Agreement

“E”	-	Form of Seller’s Closing Certificate

“F”	-	Form of Non-Foreign Status Certificate

“G”	-	Form of Buyer’s Closing Certificate

“H”	-	Form of Promissory Note

“I”	-	Form of Mortgage, Assignment of Rents and Security Agreement

“J”	-	Form of Guaranty